Exhibit 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT, dated as of May 6, 2011, (the “Agreement”), is by and between Acxiom Corporation, a Delaware corporation (the “Company”) and Christopher W. Wolf (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Financial Officer of the Company; and

WHEREAS, the Executive has expressed his desire to resign as Chief Financial Officer of the Company in order to pursue other interests; and

 WHEREAS, the Executive acknowledges that (i) he is not otherwise entitled to receive a bonus for the 2012 fiscal year and (ii) he is not otherwise eligible to receive any severance benefits in connection with his desired voluntary resignation; and

WHEREAS, the Company desires to offer the Executive a special retention bonus opportunity (the “Retention Bonus”) to retain the Executive’s services (i) to facilitate the orderly transition of a new Chief Financial Officer; (ii) to complete and file with the Securities and Exchange Commission the Company’s 2011 annual report on Form 10-K for the fiscal year ended March 31, 2011, including the execution of the certificates required of the Company’s principal financial officer in connection therewith (the “2011 Annual Report”), in compliance with all applicable rules and regulations; (iii) to complete the Company’s annual business plan; and (iv) to assist with such other matters as the interim Chief Executive Officer of the Company may reasonably request (collectively, the “Retention Obligations”); and

WHEREAS, the Company and Executive wish to reach an agreement on the terms and conditions under which the Executive will be entitled to receive the Retention Bonus.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Term.  This Agreement shall commence on the date hereof and shall continue through the expiration of the Consulting Period defined in Section 5 below (the “Term”).

2. Executive’s Obligations during the Retention Period.  Upon the execution of this Agreement and continuing through June 1, 2011 (the “Retention Period”), subject to the next succeeding sentence, the Executive will devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries, including, without limitation, the satisfactory completion of the Retention Obligations.  Notwithstanding the foregoing, so long as such activities do not interfere in a material way with the performance by Executive of the Retention Obligations, the Executive shall be permitted, during business hours for the duration of the Retention Period, to participate in activities (whether from inside the Company’s facilities or otherwise) reasonably related to pursuing other interests including, without limitation, seeking new employment and preparing for transition from his current employment with the Company to employment commencing following the Retention Period.

3. Salary and Benefits during the Retention Period.  During the Retention Period, the Executive shall be entitled to the salary and benefits that he is otherwise currently eligible to receive as a full-time employee.  Additionally, the terms and conditions of the Executive’s termination of employment from the Company during the Retention Period shall be governed exclusively by the Acxiom Corporation, Inc. 2010 Executive Officer Severance Policy and any applicable plan and award agreement(s) for equity grants (including any performance or incentive awards) previously made to the Executive.  For the avoidance of doubt, by executing this Agreement the Executive acknowledges that following the completion of the Retention Period (i) the Executive shall not be entitled to any benefits under the Acxiom Corporation, Inc. 2010 Executive Officer Severance Policy regarding his termination of employment and (ii) any outstanding equity grants (including any performance or incentive awards) previously granted to the Executive shall be governed exclusively by the plan and award agreement(s) applicable to such grants.   The Company shall continue to reimburse Executive for actual travel and other expenses reasonably incurred in connection with performance of the Retention Obligations, provided that such expenses are supported by documentation that complies with the Company’s travel and expense policies (the “Eligible Expenses).

4. Retention Bonus.  Provided the Executive (i) remains employed with the Company through the completion of the Retention Period; (ii) satisfactorily performs his duties as Chief Financial Officer through the completion of the Retention Period; (iii) satisfactorily completes the Retention Obligations in compliance with all applicable rules and regulations prior to the expiration of the Retention Period, and (iv) otherwise complies with the terms of this Agreement, including without limitation the provisions of Section 5 below, the Company agrees to pay the Executive a Retention Bonus of $400,000.  For the avoidance of doubt, the Executive acknowledges that the determination of whether the Executive has met all of the obligations required to receive the Retention Bonus, including the satisfactory completion of the Retention Obligations, shall be made by the Company in good faith and in its reasonable discretion exercised in accordance with the terms of this Agreement.

The Retention Bonus shall be paid to the Executive in twenty-four semi-monthly payments in accordance with the Company’s normal payroll cycle, less any applicable state and federal taxes required to be withheld, with such payments commencing on the normal payroll cycle occurring immediately following the expiration of the Retention Period.  The Executive’s continued right to receive the Retention Bonus payments is conditioned upon the Executive’s execution of a general release in the form attached as Exhibit A (the “Release of Claims”) and the expiration of any period during which the Executive may revoke such Release of Claims, pursuant to the terms therein, prior to the expiration of the Release Execution Period.  For purposes of this Agreement, the “Release Execution Period” shall mean the period beginning on June 1, 2011 and ending on the thirtieth day thereafter.  Notwithstanding the foregoing, in the event that the payment of the Retention Bonus and any subsequent termination of Executive’s employment occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Release Execution Period shall mean the period beginning on June 1, 2011 and ending on the sixtieth day thereafter.

Anything in this Agreement to the contrary notwithstanding, the payment of the Retention Bonus pursuant to this Section 4 is conditioned upon (i) the Executive’s execution and nonrevocation of the Release of Claims prior to the expiration of the Release Execution Period and (ii) compliance with the restrictions and obligations of Sections 9 and 10 hereof (collectively, the “Restrictions”).

The Company shall reimburse Executive for reasonable legal expenses incurred in connection with the negotiation of this Agreement, in an amount up to $10,000.

5. Consulting Services.  For the twelve (12) month period following his termination of employment with the Company (the “Consulting Period”), the Executive agrees to make himself available, at reasonable times upon the reasonable request of the Company and pursuant to reasonable advance notice, to provide consulting services to the Company.  Both parties hereby agree that the aggregate number of hours the Executive may be required to work pursuant to this Agreement during the Consulting Period shall not exceed one hundred sixty (160) hours.  The Executive shall maintain records with respect to the time spent in the performance of Executive’s duties and responsibilities hereunder and shall submit such records to the Company as reasonably requested.  The Company shall continue to reimburse Executive’s Eligible Expenses incurred in connection with the provision of his consulting services hereunder.  Notwithstanding anything to the contrary contained herein, the Executive’s provision of consulting services during the Consulting Period shall be provided as an “independent contractor,” and shall not constitute continued employment for purposes of any Company pension, retirement, health, equity or any other benefit plan or program, including for purposes of continued vesting of any outstanding equity awards.

6. Delay of Payment Required by Section 409A of the Code.  It is intended that (i) each payment or installment of payments provided under this Agreement will be a “separate “payment” for purposes of Section 409A of the Internal Revenue  Code of 1986, as amended (the “Code”), and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary in this Agreement, if (i) on the date the Executive’s employment with the Company terminates or at such other time that is relevant under Section 409A of the Code, the Company determines that Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) the Company determines that any payments to be provided to the Executive pursuant to this Agreement are subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company or, if earlier, the date of the Executive’s death.  Any payments delayed pursuant to this Section 6 will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if earlier, the date of the Executive’s death and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement.

7. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.  The Executive also acknowledges and agrees that upon entry into this Agreement he shall not be entitled nor have any right to seek severance or any other benefits for any termination of employment occurring on or after the completion of the Retention Period under the Acxiom Corporation 2010 Executive Officer Severance Policy or any other Company plan, program or policy.

8. Assignment; Binding Agreement.  This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement.  This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

9. Confidentiality; Non-Solicitation; Non-Competition.

(a) Non-Solicitation.

(i) The Executive specifically acknowledges that the Confidential Information described in this Section 9 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals which are specifically designed to meet the requirements of such customers.  Therefore, the Executive agrees that during the Term of this Agreement, he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers or targeted potential customers with whom he had contact before his date of termination from the Company (the “Date of Termination”) to take any action which could reasonably be expected to adversely affect the Company.

(ii) The Executive specifically acknowledges that the Confidential Information described in this Section 9 also includes confidential data pertaining to current and prospective employees and agents of the Company, and the Executive further agrees that during the Term of this Agreement, the Executive will not directly or indirectly solicit, induce or attempt to induce, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee, consultant or agent of the Company, solicit any of the Company’s employees, consultants or agents to terminate their employment or agency with the Company or take any other actions which would otherwise cause the Company’s employees, consultants or agents to violate any Company policy, program or plan.

(iii) The Executive specifically acknowledges that the Confidential Information described in this Section 9 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and the Executive agrees that during the Term of this Agreement, the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of the Company for the purpose of either providing products or services to do a business competitive with that of the Company or terminating or changing (in an adverse manner) such vendor’s or supplier’s relationship or agency with the Company.

(iv) For purposes of this Section 9(a), references to the Company mean the Company or any existing or future subsidiary of the Company and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

(b) Non-Competition.

(i) The Executive covenants and agrees that during the Term of this Agreement, he will not engage in or carry on, directly or indirectly, as an individual, principal, owner, employee, agent, associate, consultant, director or in any other capacity, a business competitive with that conducted by the Company.  A “business competitive with that conducted by the Company” includes, but is not limited to, any business or activity involved in information management products, marketing solutions and other services related to customer acquisition, growth and retention, including data collection, data integration technology and services, database services, information technology outsourcing, consulting and analytics services and consumer privacy products and services, or any other significant business in which the Company or any of its subsidiaries is engaged in, in each case where such products or services are competitive with products or services offered by the Company or any of its subsidiaries that constitute more than five percent (5%) of the Company’s revenues in any of its eight (8) preceding fiscal quarters.  To “engage in or carry on” will mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, technology strategy, sales, marketing, product planning, research, design or development.  Notwithstanding anything to the contrary, for purposes of this Section 9(b), the Company and Executive agree that Executive shall not be prohibited from engaging or carrying on in any background screening business so long as Executive complies with the provisions of Section 9(a).

(ii) During the Term of this Agreement, the Executive certifies and agrees that he will promptly notify the Board of Directors of the Company (the “Board”) in writing of his employment or other affiliation with any potentially competitive business or entity, before the commencement of such employment or affiliation.

(c) The parties intend that each of the covenants contained in this Section 9 will be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States, and each foreign jurisdiction in which the Company does business or is preparing to do business.  Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 9.  If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law.  The unenforceability of any covenant in this Section 9 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

(d) If the Executive will be in violation of any provision of this Section 9, then each time limitation set forth in this Section 9 will be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 9 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by the Executive.

10. Ownership of Developments; Trade Secrets of Others.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his work for the Company or its clients, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.   The Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement.  For purposes of this Section 10, the term “Company” also will include any existing or future affiliates of the Company.

11. Company Remedies.  The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by him hereunder are of a special, unique and extraordinary character.  To that end, in the event of any breach by the Executive of Section 9 or Section 10 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 9 or Section 10 may be inadequate.  The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that he agrees to the terms herein without reservation.  Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, and to the extent consistent with Section 409A of the Code, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 9 and 10 hereunder, (ii) in the event of such breach, seek monetary damages and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 9 or Section 10 of this Agreement.  This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.  Notwithstanding anything contained herein, any amounts paid or payable to the Executive pursuant to this Agreement or otherwise by the Company, including any equity compensation granted to Executive, may be subject to forfeiture or repayment to the Company in accordance with Section 409A of the Code.

12. Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.  To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement, including, without limitation, Sections 4, 7, 8 and 11 of the Acxiom Corporation Associate Agreement, conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision, except to the extent, if any, expressly provided otherwise in such other document or agreement with specific reference to this Agreement.  The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that the Executive has been represented by counsel selected by the Executive.

13. Amendment, Modification or Waiver.  No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

14. Notices.  Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To the Executive at:             Christopher W. Wolf
536 18th Avenue N.E.
St. Petersburg, Florida 33704
Facsimile: ______________

To the Company at:             Acxiom Corporation
601 East Third Street
Little Rock, Arkansas  72201
Attention: General Counsel
Facsimile: (501) 252-0303

Any notice delivered personally or by courier under this Section 14 will be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by facsimile or five days after post-marked if sent by U.S. mail.

15. Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

16. Governing Law.  This Agreement will be governed by and construed under the internal laws of the State of Arkansas, without regard to its conflict of laws principle.

17. Jurisdiction and Venue.  This Agreement will be deemed performable by all parties in, and venue will exclusively be in, the state or federal courts located in the State of Arkansas.  The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

18. Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Withholding.  All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

20. Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

21. Section 409A

(a) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(c) For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(d) It is intended that the Agreement, to the extent practicable, comply and be interpreted in accordance with Section 409A of the Code, and the Company shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the benefits payable hereunder without the express written consent of the Executive.

(e) To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit.

(f) By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

ACXIOM CORPORATION

By: /s/ Jerry Gramaglia

Name:  Jerry Gramaglia

Title:  CEO

EXECUTIVE

/s/ Christopher W. Wolf
Christopher W. Wolf

EXHIBIT A

Form of General Release

Form of General Release

This Release (the “Release”), dated as of ________, is made by and among Christopher W. Wolf (the “Executive”) and Acxiom Corporation and all of its subsidiaries (collectively, the “Company”).

WHEREAS, the parties hereto entered into that certain Retention Agreement dated as of May 6, 2011 (the “Agreement”);

WHEREAS, pursuant to Section 4 of the Agreement, it is a condition precedent to the Company’s continuing obligation to make the payments under Section 4, that the Executive executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Executive Release.  The Executive, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL AND ANY OTHER PERSON CLAIMING BY, THROUGH OR UNDER THE EXECUTIVE (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Section 409A of the Internal Revenue Code or 1986, as amended (the “Code”) or any other applicable provisions of the Code, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to the Executive’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment, (ii) under the Company’s benefit plans and agreements (excluding the Acxiom Corporation, Inc. 2010 Executive Officer Severance Policy) that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of the Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive the Executive’s termination].  The Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2. Non-Disparagement.  The Executive agrees that for eighteen (18) months following the expiration of the Term of the Agreement the Executive shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to the Executive only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of the Executive.

3. Acknowledgement of Waiver of Claims under ADEA.  The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary.  The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled.  The Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given seven (7) days following the execution of this Release to revoke this Release.

4. Acknowledgment.  The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily.  The Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section 4 of the Agreement, and that he would not receive such payment without the execution of this Release.  Furthermore, the Executive acknowledges that amounts paid or payable to the Executive pursuant to the Agreement or otherwise by the Company, including any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company pursuant to any clawback policy as adopted by the Board from time to time and applicable to senior executives of the Company, and Executive hereby agrees to be bound by any such policy.

5. Severability.  All provisions of this Release are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release.  The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6. Specific Performance.  If a court of competent jurisdiction determines that the Executive has breached or failed to perform any part of this Release, the Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7. Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of Arkansas without reference to principles of conflict of laws.

8. Jurisdiction and Venue.  This Release will be deemed performable by all parties in, and venue will exclusively be in the state and federal courts located in, the State of Arkansas.  The Executive hereby consents to the personal jurisdiction of these courts and waives any objection that such venue in objectionable or improper.

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IN WITNESS WHEREOF, the Executive has hereunto set his hands, as of the day and year first above written.

______________________________________
Christopher W. Wolf, individually